SEPARATION AND GENERAL RELEASE AGREEMENT

1. Purpose and Intent. This Separation and General Release Agreement ("Agreement") is entered into by and between Myron Arlen, MD ("Employee") and Neogenix Oncology, Inc. ("the Company") in consideration for the mutual promises and undertakings described herein to resolve, compromise, and settle any and all claims that Employee may have arising out of or in any way relating to Employee's employment with the Company and the separation thereof. (Employee and the Company shall be referred to collectively herein as "the Parties.")

2. Time to Consider and Revoke Agreement; Effective Date of Agreement. Employee has 45 days in which to consider whether to sign this Agreement. Employee's signature on this Agreement constitutes an express waiver of the 45-day period if Employee signs it before that period expires. The Company's offer of benefits in this Agreement is automatically revoked if Employee has not signed the Agreement and returned it to the Company's Chief Executive Officer within this 45-day period. Any changes to this Agreement during the 45-day period, whether material or not, will not restart the running of the 45-day period. If Employee timely signs and returns this Agreement, Employee will have 7 days following the date on which Employee signed the Agreement to revoke it. Employee agrees that in order for this revocation to be effective, the revocation must be delivered, in writing, to the Company's Chief Executive Officer before the 7-day revocation period has expired. This Agreement shall not be effective or enforceable, nor will the benefits described in Paragraph 3 be made available to Employee, until the 7-day revocation period has expired. This Agreement shall become effective on the 8th day after Employee signs and does not revoke the Agreement ("the Effective Date").

3. Consulting Relationship. The Company shall engage Employee as an independent consultant to the Company, pursuant to the terms and conditions set forth in the Consulting Agreement attached hereto.

4. General Release. Employee, on behalf of Employee and Employee's heirs, representatives, and assigns, hereby waives and fully releases to the fullest extent permitted by applicable law the Company, and its current and former owners, partners, directors, officers, shareholders, employees, agents, employee benefit plans, benefit plan administrators and fiduciaries, insurers, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns (collectively "Releasees"), from any and all complaints, claims, demands, suits and actions, whether in law or in equity, that Employee may have or could assert against them, as of the Effective Date of this Agreement, at common law or under any statute or regulation, on any ground whatsoever, known or unknown, asserted or unasserted, arising out of or in any way relating to Employee's employment with the Company and the separation thereof, including, but not limited to, claims arising from or related to the employment letter-agreement between the Parties dated May 5, 2009 and amended by agreement between the Parties on February 19, 2010 ("Employment Agreement"), contract claims, tort claims, and statutory claims, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, 42 U.S.C. section 1981, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, and the Maryland Human Relations Act. Excluded from this release are any claims that cannot be waived by law, any claims for vested benefits under the Company's benefit plans

(such as pension or medical plan), or any rights to benefits under applicable workers' compensation statutes or government-provided unemployment benefits. Nor does this release preclude Employee from filing a charge with the Equal Employment Opportunity Commission or any other governmental administrative agency; Employee is, however, waiving Employee's right to any monetary recovery should the Equal Employment Opportunity Commission or any other governmental administrative agency pursue any claims on Employee's behalf.

5. Covenant not to Sue. Employee, on behalf of Employee, and Employee's heirs, representatives, and assigns, hereby agrees and covenants, to the fullest extent permitted by applicable law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against Releasees based on any of the claims waived and released in Paragraph 4 of this Agreement. Notwithstanding the foregoing, this provision does not preclude Employee from filing an action in civil court or a charge before a governmental administrative agency under the Age Discrimination in Employment Act of 1967 or any statute that prohibits such a covenant not to sue.

6. Affirmation of Restrictive Covenants. Employee acknowledges and affirms the validity of the restrictive covenants contained in Sections 5 through 7 of the Employment Agreement concerning confidential and proprietary information, non-competition, non-solicitation and intellectual property. Employee hereby agrees to comply with the terms of those restrictive covenants, and understands and acknowledges that the Company would not provide Employee with the benefits under this Agreement but for Employee's reaffirmation of those restrictive covenants and promise to comply with their terms.

7. Confidentiality. Employee agrees not to disclose, publicize, or publish, or to refer to, or in any other manner to communicate to any person, other than Employee's immediate family members, attorney, tax advisors, or as required by law, the terms of this Agreement or the substance of the negotiations regarding this Agreement, except in connection with any legal proceeding brought to enforce or challenge the enforceability of this Agreement. If any inquiries arise concerning the terms of this Agreement or the substance of the negotiations regarding the Agreement, Employee will state only that "I cannot discuss it," and will make no further comment. Employee further represents that no disclosures prohibited by this Paragraph were made prior to the execution of this Agreement.

8. Employee's Further Acknowledgements. Employee acknowledges and agrees that: (a) the benefits identified in Paragraph 3 are above and beyond anything that the Company may otherwise owe Employee; and (b) nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company or its officers, directors, employees or agents.

9. Unawareness of Potential Liability. Employee represents that Employee is unaware of any conduct or action engaged in by Employee or any employee who reported to Employee that is reasonably likely to lead to legal claims or actions against the Company, or its officers, directors, employees or agents, or to expose them to any form of civil or criminal liability. Employee further agrees that if Employee becomes aware of any information involving potential liability of the Company arising out of or in connection with Employee's employment by the Company,

Employee shall immediately disclose such information to the Company's Chief Executive Officer.

10. Unawareness of Claims Against the Company. Employee represents that Employee is unaware of any claim, right, demand, debt, action, obligation, liability or cause of action that Employee may have against the Company, or its directors, officers, employees or agents, that has not been released by this Agreement. Employee further represents that Employee has the sole right and authority to execute this Agreement, and has not sold, assigned, transferred, conveyed, or otherwise disposed of any claims or demands relating to any rights surrendered by virtue of this Agreement.

11. No Waiver. The failure of the Company to insist, in any one or more instances, on compliance with or performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further compliance with or performance.

12. Severability and Choice of Law. The Parties agree that should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court, governmental agency, or arbitrator of competent jurisdiction, such determination shall not affect the enforceability of the other provisions. Maryland law shall govern the validity and interpretation of this Agreement without regard to its choice of law principles.

13. Attorneys' Fees. The Parties agree that in any action arising from or in any way relating to this Agreement, the prevailing party shall be entitled to recover from the other party its litigation costs and reasonable attorneys' fees incurred in connection with such action.

14. Interpretation, Completeness and Modification of Agreement. The Parties agree that: this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the Parties hereto; this Agreement supersedes any and all other agreements or understandings, whether oral, implied, or in writing, between them with respect to the subject matters hereof and contains all of the covenants and agreements between them with respect to such matters in their entirety (provided, however, that Sections 5 through 7 of the Employment Agreement shall remain in full force and effect and nothing in this Agreement shall alter the terms thereof); no representations, inducements, promises or agreements, oral or otherwise, have been made by either of the Parties, or anyone acting on behalf of either of them, that are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding; and any modification to this Agreement will be effective only if it is in writing and signed by the Parties hereto.

15. Information Concerning Reduction in Force. The sole reason for the separation of Employee's employment is a Company-wide reduction in force that occurred on January 18, 2012 due to the Company's Board of Directors' determination that the Company is no longer financially viable. Employee is eligible for the separation benefits described in this Agreement because Employee's resignation was part of this reduction in force. Two other individuals were also selected for separation of employment as part of this reduction in force, and each of them is eligible for separation benefits based on his or her execution of an agreement substantially

similar to this Agreement. The following are the job titles and ages of all individuals whose employment was separated solely as a result of the reduction in force:

Job Title	Age
Director of Medical Affairs	79
Senior Vice President of Research & Development	47
Vice President, Diagnostics Business Development	51

The following are the job titles and ages of all individuals whose employment was not separated as a result of the reduction in force:

Job Title	Age
Accounting Manager	58
Executive Assistant	62
CEO, President & Chief Medical Officer	48
Chief Operating Officer	52
Vice President Business Development-Therapeutics	51
Senior Scientist	56
Research Scientist	56
Senior Research Associate	61
Director of NY Molecular Genetics Research	51
Director of Scientific Affairs	41

16. Additional Warranties. Employee expressly warrants that: Employee has carefully read and fully understands all the provisions of this Agreement; Employee is, through this Agreement, among other things releasing the Company from any and all claims Employee may have against it; Employee is signing this Agreement knowingly and voluntarily, free from any duress or coercion; and Employee has been advised by the Company to consult with an attorney of Employee's own choosing in deciding whether to sign this Agreement.

Myron Arlen, MD
Dated: 1/14/2012

NEOGENIX ONCOLOGY, INC.

By:

Philip M. Arlen, M.D.
Chief Executive Officer
Dated: January 30, 2012

TCO 359,493,371v3 1-30-12